Exhibit 10.1

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (the “Agreement”) is entered into this 12th day of January 2018 by and between BioDelivery Sciences International, Inc., (the “Company”), and Niraj Vasisht (“Vasisht”). Vasisht and the Company may be collectively referred to as the “parties” or individually referred to as a “party.”

WHEREAS, Vasisht is currently a Senior Vice President and Chief Technology Officer of the Company;

WHEREAS, Vasisht has elected to voluntarily retire from his position;

WHEREAS, in connection with Vasisht’s resignation, the Company desires to provide Vasisht with certain benefits; and

WHEREAS, the parties intend that this Agreement will set out the terms of Vasisht’s retirement from the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1.    Separation from the Company; Mutual Termination of Employment Agreement.

(a)    Vasisht hereby retires from the position of Senior Vice President and Chief Technology Officer, and all other positions with the Company and any of its affiliates, effective on February 4, 2018 (“Retirement Date”). Vasisht acknowledges that, as of the date he signs this Agreement, he is entering into this Agreement of his own choosing and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

(b)    Following the Retirement Date, Vasisht shall be permitted to consult with, be employed by, act as a director for, or otherwise be associated with, any other business, subject in all instances to the terms of this Agreement and any confidentiality agreement previously entered into between the Company and Vasisht, including any confidentiality provision in his employment agreement (the “Confidentiality Agreement”), which Confidentiality Agreement shall survive Vasisht’s separation from the Company in accordance with its terms.

(c)    Except as set forth in this Agreement, as provided by the specific terms of a Company benefit plan or as required by law, as of the Retirement Date, all of Vasisht’s benefits as an officer and employee of the Company will be terminated; provided, however, that Vasisht will be entitled to any and all vested rights as of the Retirement Date in any benefits, and to payment of his accrued but unused vacation in his last paycheck.

(d)    By its execution of this Agreement, the Company acknowledges and agrees that Vasisht’s separation from the Company shall be a “Retirement” (including a retirement “in good standing”) as defined in and for purposes of the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”).

(e)    By their mutual execution of this Agreement, the Company and Vasisht hereby voluntarily agree to terminate Vasisht’s employment agreement with the Company, dated October 1, 2008 (the “Employment Agreement”) as of the Retirement Date; provided, however, that: (i) the terms and conditions of the Employment Agreement relating to confidentiality, non-competition, and other terms of the Employment Agreement which expressly survive termination, shall so survive and are incorporated herein by reference and (ii) the Company and Vasisht agree to and hereby do amend the Employment Agreement as follows: (A) the post-termination restrictive period set forth in Section 11 of the Employment Agreement shall not extend beyond one (1) year following the Retirement Date; (B) Section 11(a)(i)(A) shall be deleted; (C) Section 11(a)(i)(B) shall be deleted and replaced with the following: “use of buccal delivery or injectable micropartical technology for the delivery of drugs that directly compete with the drugs or products offered by the Company at the time of Employee’s termination of employment.”

2.    Separation Consideration. In consideration for entering into and not revoking the release in this Agreement, the Company will provide Vasisht with the following consideration:

(a)    Separation Payment. The Company shall pay Vasisht the gross sum of $330,000.00 (Three hundred Thirty Thousand Dollars), less deductions applicable to wages, in two equal payments of $165,000.00 each: the first payment on the later of January 19, 2018, or the eighth day after Vasisht signs this Agreement; the second payment on April 1, 2018. Vasisht shall also receive, with the first payment, the gross amount of $20,000.00 (twenty thousand dollars) in consideration for the raise management deferred.

(i)    Change of Control. In the event a Change of Control as defined in Paragraph 4(d) of Vasisht’s Employment Agreement takes place before July 1, 2018, Vasisht shall receive the benefits provided under Paragraph 4(d) of his Employment Agreement, less any separation pay paid under this Agreement. Moreover, Vasisht shall not receive any additional separation pay under this Agreement if he receives the benefits of Paragraph 4(d) of his Employment Agreement. Under this Agreement, Vasisht shall not receive any benefits of vesting of equity that are duplicative of the rights provided under Paragraph 4(d) of his Employment Agreement.

(b)    Cobra Coverage. The Company shall provide Cobra coverage through May 31, 2018 to Vasisht and his family at Company’s sole expense with similar coverage levels as currently chosen by Vasisht and similar to the health and dental benefits that the Company offers to its other executive staff during that period.

(c)    Consulting Arrangement. The Company hereby engages Vasisht as a consultant to provide such services as the Company may request from time-to-time at the rate of $200.00 (two hundred dollars) per hour for twelve (12) months post-Retirement Date (the “Consulting Period”), commencing on February 5, 2018. The monthly payments will be made fifteen days after approval of the previous month’s invoice. Vasisht will submit reasonably detailed invoices on or before the fifth day after the month in which the services were provided. As of February 5, 2018, Vasisht shall be an independent contractor and not an employee of the Company. Vasisht shall be responsible for all taxes, including FICA taxes, on the consulting payments and shall receive a Form 1099 for all payments made to him during the Consulting Period for his consulting services. Vasisht shall not be entitled to any other benefits such as health, dental, 401k, pension, or life insurance that the Company provides to its employees, except as notated in Section 2(b) of this agreement. Vasisht’s duties as a consultant will be to provide such advice and information as the Company requires for its research and development operations from time-to-time as needed.

(d)    Equity Awards. Subject in each case to Vasisht’s compliance with the terms of this Agreement:

(i)	Existing Options. The Company acknowledges and agrees that all options (the “Options”) to purchase shares of Company common stock, par value $.001 per share (the “Common Stock”) previously issued to Vasisht under the Plan or under any other Company plan or arrangement (including, without limitation, the Company’s Amended and Restated 2001 Incentive Plan, as amended) shall vest upon the Retirement Date. The Company further agrees that all such Options shall not terminate on the 90th day following the Retirement Date, but shall, instead, remain outstanding for the remaining life of such Options; provided, however, that Vasisht acknowledges and agrees that (A) any unexercised Options held following the 90th day following the Retirement Date shall lose their status as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) and shall revert to nonqualified stock options; and (B) he has been made aware of and understands the ramifications to him of the change of status of his Options from ISOs to non-qualified options.

(ii)	2017 Equity Award. Vasisht will be entitled to receive his 2017 equity award bonus under and in accordance with the terms of the Employment Agreement and the Plan (the “2017 Equity Award”), with the type and amount thereof to be determined in accordance with the Company’s prevailing compensation policies and procedures for Vasisht in his role as Senior Vice President and Chief Technology of the Company relative to the 2017 equity awards made to the Company’s other officers. The Company and Vasisht acknowledge and agree that such annual equity awards have in the past periods been awarded as vesting restricted stock units (“RSUs”) under the Plan, but in light of Vasisht’s separation, the 2017 Equity Bonus will be awarded in the form of a one-time issuance of fully vested shares of Common Stock under the Plan, the number of which will be determined:

(A)	with respect to RSUs which by their terms would vest with the passage of time (“Time Vesting RSUs”), a number of shares of Common Stock equal to (1) the Net Present Value (as defined below) of the Time Vesting RSUs that would have been issued to Vasisht for the 2017 Equity Award had he not retired divided by (2) the 30-day volume weighted average price of the Common Stock (the “30-day VWAP”) as of the date of issuance of the 2017 Equity Bonus; and

(B)	with respect to RSUs which by their terms would vest based on future performance (“Performance Vesting RSUs”), a number of shares of Common Stock determined by multiplying the number of Performance Vesting RSUs that would have been issued to Vasisht for the 2017 Equity Award had he not retired by 0.66.

(iii)	LTIP Award/Bonus. Vasisht shall receive a long-term incentive plan award in consideration for his work in 2017 in accordance with the normal procedures and conditions for such an award. Vasisht shall also be considered for a bonus in consideration for his work in 2017 in accordance with the normal procedures and conditions for award of a bonus.

(iv)	Previously Awarded RSUs. As of the Retirement Date, all previously granted Time Vesting RSUs issued to Vasisht pursuant to the Plan that are unvested as of the Retirement Date shall terminate and, in lieu thereof, Vasisht shall receive a one-time issuance of fully vested shares of Common Stock under the Plan, the number of which will be determined with reference to the Time Vesting RSUs being terminated by dividing (A) the Net Present Value of such Time Vesting RSUs by (B) the 30-day VWAP as of the Retirement Date. For the avoidance of doubt, such termination shall not apply to any Time Vesting RSUs which, by their terms, vest prior to the Retirement Date. Previously-awarded performance RSU’s shall continue to vest in accordance with the applicable equity incentive plan until December 31, 2018, at which time 60% of any unvested performance RSUs shall be deemed vested and the remaining 40% shall be deemed forfeited.

(v)	Net Issuance. Vasisht shall be entitled to the customary Company benefit allowing for the “net issuance” by the Company of Common Stock underlying the Options or RSUs or Common Stock comprising the LTIP Stock in order to provide Vasisht the opportunity (on his own or through the Company) to sell shares of Common Stock, the proceeds of which will be utilized to pay Vasisht’s federal, state or local income or withholding tax liability.

(vi)	Definition of Net Present Value. As used in this Agreement, the term “Net Present Value” means the net present value of a subject RSU, calculated pursuant to the following formula:

Where:

NPV = Net Present Value of a subject RSU.

i = 4.0%, the agreed upon annual interest rate for one compounding (i.e., vesting) period.

N = the total number of vesting periods for the subject RSU.

t = the compounding period (expressed in years) between the Separation Date and the applicable vesting date(s) specified in the subject RSU (i.e., either one, two or three vesting years or partial years, as the case may be).

R = (a) the number of shares of common stock underlying the applicable RSU that would vest on the applicable vesting date(s) specified in the subject RSU (assuming full vesting on each such vesting date) multiplied by (b) the 30-day VWAP on the Separation Date.

(e)    Expense Reimbursement. Vasisht will receive payment for all approved and outstanding expense reports owed in connection with appropriate business expenses through the Retirement Date. All requests for reimbursements shall be submitted no later than January 15, 2018, and reimbursements shall be provided within thirty (30) days.

(f)    Acknowledgement and Waiver. Vasisht acknowledges that the compensation and benefits available to him under this Agreement are in lieu of any compensation and benefits he would be eligible to receive under the Employment Agreement upon the termination of his employment. Accordingly, except for the compensation and benefits provided for under this Agreement upon the termination of Vasisht’s employment, Vasisht hereby waives any severance, separation or post-termination compensation available to him upon the termination of his employment as provided under the Employment Agreement or any other agreement or plan.

3.    Release of Claims.

(a)    In consideration of the mutual agreements and covenants herein contained, by signing this Agreement, Vasisht knowingly and voluntarily releases and forever discharges the Company and its affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Company Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which Vasisht has or may have against the Company or any Company Released Parties as of the date of execution of this Agreement, including, but not limited to: (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company; (ii) any claims, whether statutory, common law, or otherwise, arising out of the facts and circumstances of his employment and the termination of his employment at the Company; (iii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iv) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (v) any claims for attorneys’ fees, costs, disbursements, or other expenses; (vi) any claims for damages or personal injury; (vii) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under the Fair Labor Standards Act, 29 U.S.C.§ 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (as amended); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. Law No. 102-166; the National Labor Relations Act, 29 U.S.C. § 151, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, claims under North Carolina or other state laws, including, but not limited to, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of the foregoing release. It is the intent of Vasisht and the Company that by the foregoing release, Vasisht is giving up all rights, claims, and causes of actions against the Company Released Parties which accrued prior to the effective date hereof, whether or not he is aware of them and whether or not any damage or injury has yet occurred. This release does not include either Party’s right to enforce the terms of this Agreement. In connection with this release provision, Vasisht does not waive his right to file a charge or participate in any proceeding of any federal, state or local governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission. To the extent permitted by law, Vasisht agrees that if such a claim is made, Vasisht shall not be entitled to recover any individual monetary relief or other individual remedies should any administrative agency pursue any claim on his behalf. Nothing in this Agreement extinguishes any claims Vasisht may have: (i) against the Company for breach of this Agreement; (ii) against any of the Company Released Parties for any claims arising from events that occur following the Effective Date; or (iii) related to the Company’s obligation, if any, to indemnify Vasisht as an officer of the Company, including under any directors’ and officers’ liability policy maintained by the Company.

4.    Affirmations. Vasisht hereby affirms, represents and warrants that:

(a)    he has not filed, caused to be filed, or presently is a party to any claim against any Released Party;

(b)    except for the payments and benefits provided for in this Agreement, he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Vasisht may be entitled;

(c)    he has been granted and received any and all leaves (paid or unpaid) to which he may have been entitled during his employment, including any leave to which he was entitled under the Family and Medical Leave Act or local leave or disability accommodation laws;

(d)    he has no known workplace injuries or occupational diseases;

(e)    he has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud;

(f)    this Agreement states fully all agreements, understandings, promises, and commitments as between himself and the Company relating to the termination of Vasisht’s employment;

(g)    in deciding to sign this Agreement, he has not relied on any representations, statements, agreements, understandings, promises, or commitments that are not expressly set forth in this Agreement;

(h)    he has reviewed this Agreement in its entirety;

(i)    he has been afforded at least twenty-one (21) calendar days within which to consider this Agreement and that he has, by this Agreement, been advised in writing to consult with legal counsel before signing this Agreement;

(j)    should he choose to sign this Agreement before the expiration of twenty-one (21) days, or choose not to consult legal counsel, he does so freely and knowingly, and waives any and all claims that such action or inaction would affect the validity of this Agreement; and

(k)    any changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.

5.    No Disparagement. Neither the Company, nor Vasisht (either directly or indirectly), shall make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to any publications and any website postings or blogs, which denigrate, defame, damage the reputation of, or otherwise cast aspersions upon each other, or their respective products, services, reputation, business and manner of doing business.

6.    No Modifications; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties. This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein. The parties acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements not written in this Agreement.

7.    Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law. Any and all claims, controversies, and causes of action arising out of this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

8.    Revocation. Vasisht may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. In order to revoke this Agreement, Vasisht must state his desire to revoke in writing and e-mail said writing to the Company’s attorney, Lawrence A. Rosenbloom, Esq., Ellenoff Grossman & Schole LLP, at lrosenbloom@egsllp.com, on or before the seventh (7th) day after execution. Additionally, a confirmation of said revocation must be mailed, post-marked on or before the seventh day after execution, to the Company’s attorney, Lawrence A. Rosenbloom, Esq., Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

9.    Section 409A of the Internal Revenue Code.

a.    Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Vasisht to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Vasisht, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Vasisht and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. Should any provision of this Agreement or of the Employment Agreement be determined to not be in compliance with Section 409A, or should Vasisht become liable for any excise tax, penalty or interest under Section 409A, the Company shall pay all such taxes, penalties and interest, including an additional amount to cover any additional taxes on such payments.

b.    Release Requirement. If a payment that is deferred compensation subject to Section 409A is subject to satisfaction of a release requirement and the period for satisfying the release requirement begins in one calendar year and ends in the following calendar year (the “Release Satisfaction Period”), then any amount becoming payable during the Release Satisfaction Period shall not be paid until the later calendar year.

c.    Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

d. Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i) since Vasisht is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Vasisht’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Vasisht during the 409A Delay Period shall not commence until, and shall be made to Vasisht in a lump sum cash amount on the first business day after the date that is six (6) months following Vasisht’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Vasisht’s Separation from Service.

10.    Miscellaneous.

a.    Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement, except that should the general release language be found to be illegal or unenforceable, Vasisht agrees to execute a binding replacement release

b.    The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

c.    This Agreement shall inure to the benefit of and shall be binding upon Vasisht, his heirs, administrators, representatives, and executors, and upon the successors and assigns of the Company. Vasisht may not (except by operation of law upon his death) assign or delegate his rights or obligations under this Agreement without the written consent of the Company. The Company’s payment obligations to Vasisht set forth in Section 2 shall survive his death or disability and, in the event of his death, will be paid to his heirs and assigns as applicable.

d.    The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

e.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

VASISHT ACKNOWLEDGES THAT HE HAS HAD OVER TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT WHICH CONTAINS A GENERAL RELEASE AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS CONTAINED HEREIN, VASISHT FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the dates set forth below.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name: Mark A. Sirgo
Title: Vice Chairman

Date:	1/12/18

/s/ Niraj Vasisht
Niraj Vasisht

Date:	1/12/18